UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

MEDPACE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37856	32-0434904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5375 Medpace Way
Cincinnati, Ohio 45227 (513) 579-9911 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2016, Medpace IntermediateCo, Inc., as borrower (the “Borrower”), and Medpace Acquisition, Inc., a wholly-owned subsidiary of Medpace Holdings, Inc. (the “Company”), as parent guarantor (the “Parent Guarantor”), entered into a new credit agreement by and among the Borrower, the Parent Guarantor, each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”), providing for a senior secured term loan facility of $165.0 million (the “Senior Secured Term Loan Facility”) and a senior secured revolving credit facility of $150.0 million (the “Senior Secured Revolving Credit Facility” and together with the Senior Secured Term Loan Facility, the “Senior Secured Credit Facilities”). Proceeds from the Senior Secured Term Loan Facility were used to repay and extinguish the Borrower’s obligations under its existing senior secured credit facilities as well as pay any fees, costs and expenses related thereto. As of December 8, 2016, there was $165.0 million outstanding under the Borrower’s existing senior secured term loan facility and no borrowings (other than letters of credit) outstanding under the Borrower’s existing senior secured revolving credit facility. In connection with entering into the Senior Secured Credit Facilities, the Company expects to record a loss on extinguishment of long-term debt of approximately $10 million to $11 million during the fourth quarter of 2016.

The Senior Secured Credit Facilities are guaranteed by the Parent Guarantor and its material, direct or indirect wholly owned domestic subsidiaries, with certain exceptions, including where providing such guarantees is not permitted by law, regulation or contract or would result in adverse tax consequences. All of the obligations under the Senior Secured Credit Facilities are secured, subject to certain permitted liens and other exceptions, by substantially all of the assets of the Borrower and each guarantor, including, but not limited to, a perfected pledge of all of the capital stock of the Borrower and of each guarantor (other than the Parent Guarantor) and, subject to certain exceptions, perfected security interests in substantially all other tangible and intangible assets of the Borrower and each guarantor.

The Senior Secured Term Loan Facility matures on the fifth anniversary of the closing date and will amortize in quarterly installments in aggregate annual amounts equal to (i) 7.5% of the original principal amount of the Senior Secured Term Loan Facility during 2017 (the first full calendar year after the closing date), (ii) 10.0% of the original principal amount of the Senior Secured Term Loan Facility during the second year after the closing date, (iii) 10.0% of the original principal amount of the Senior Secured Term Loan Facility during the third year after the closing date, (iv) 12.5% of the original principal amount of the Senior Secured Term Loan Facility during the fourth year after the closing date and (v)15.0 % of the original principal amount of the Senior Secured Term Loan Facility during the fifth year after the closing date. The first amortization payment is due at the end of the first full fiscal quarter after the closing date and the last amortization payment together with the remaining balance of the original principal amount of the Senior Secured Term Loan Facility outstanding at maturity will be paid in a final balloon payment. The Senior Secured Revolving Credit Facility terminates on the fifth anniversary of the closing date and loans thereunder may be borrowed, repaid, and re-borrowed up to such date.

At the option of the Borrower, the interest rates under the Senior Secured Facilities will be either (i) adjusted eurocurrency rate plus an applicable margin based on the total net leverage ratio as set forth in the table below or (ii) an alternative base rate (determined by reference to the highest of (a) the prime commercial lending rate of the administrative agent, as established from time to time, (b) the Federal Funds Rate plus 0.50% and (c) one-month adjusted eurocurrency rate for loans in U.S. dollars plus 1.00%) plus an applicable margin based on the total net leverage ratio as set forth in the table below.  The applicable margin on the closing date was 1.50% for eurocurrency loans and 0.5% for base rate loans.

Level	Total Net Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
1	< 1.50 to 1.00	1.25%	0.25%
2	> 1.50 to 1.00 < 2.25 to 1.00	1.50%	0.50%
3	> 2.25 to 1.00 < 3.00 to 1.00	1.75%	0.75%
4	> 3.00 to 1.00 < 3.75 to 1.00	2.00%	1.00%
5	> 3.75 to 1.00	2.25%	1.25%

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Borrower will also pay commitment fees on a quarterly basis at an annual rate of 0.375% of the unused borrowings under the Senior Secured Revolving Credit Facility for the first full fiscal quarter after the closing date, and thereafter 0.50% if the total net leverage ratio is greater than or equal to 3.00:1.00, or 0.375% if the total net leverage ratio is less than 3.00:1.00.  The commitment fees will be recorded as a component of interest expense, net in the consolidated statements of operations of the Company.

The following amounts are required to be prepaid in addition to quarterly installment payments and will be applied to repay the Senior Secured Term Loan Facility, subject to certain thresholds, carve-outs, exceptions and reinvestment rights: (a) to the extent that the net cash proceeds of non-ordinary course asset sales or other dispositions of property in a transaction or related transactions by the Borrower and its subsidiaries (including, without limitation, insurance and condemnation proceeds) exceeds $10 million in any fiscal year, 100% of such excess net cash proceeds; (b) 100% of the net cash proceeds of certain debt incurred by the Borrower and its restricted subsidiaries after the closing date; and (c) to the extent that net cash proceeds received by the Borrower and its restricted subsidiaries in connection with the disposition of any accounts receivable or related assets to a permitted receivables financing subsidiary exceeds $5 million at any time, 100% of such excess net cash proceeds. In addition to the mandatory payments above, the Borrower may voluntarily repay the outstanding Senior Secured Term Loan Facility without premium or penalty, subject to certain restrictions.

The Senior Secured Credit Facilities are subject to customary negative covenants that, among other things, limit the Borrower and its restricted subsidiaries to, subject to certain exceptions and carve outs:

•	create, incur or assume any lien upon any of the property, assets or revenue;
•	make or hold certain investments;
•	incur or assume any indebtedness;
•	merge, dissolve, liquidate or consolidate with or into another person;
•	make certain dispositions of property or other assets (including sale leaseback transactions);
•	declare or make certain restricted payments, including dividends;
•	enter into certain transactions with affiliates;
•	prepay subordinated debt;
•	enter into burdensome agreements;
•	engage in any material lien of business substantially different from currently conducted business; or
•	change fiscal year.

In addition, the Borrower is required to report compliance with two financial covenants that are tested at the end of each fiscal quarter. The Borrower is required to maintain a ratio of consolidated funded indebtedness minus unrestricted cash and cash equivalents (in the aggregate not to exceed $50 million and to include not more than $25 million of foreign unrestricted cash and cash equivalents) to consolidated EBITDA for the most recent four fiscal quarter period not to exceed 4.00:1.00; provided that the Borrower shall be permitted to increase the ratio to 4.50:1.00 in connection with any permitted acquisition or any other acquisition consented to by Administrative Agent and the Required Lenders (as defined in the Credit Agreement) with total cash consideration in excess of $25 million.  Such increase shall be applicable for the fiscal quarter in which such acquisition is consummated and the three consecutive test periods thereafter. The Borrower is also required to maintain a ratio of consolidated EBITDA to consolidated interest expense, in each case for the most recent four fiscal quarter period, of not less than 3.00:1.00.

The Credit Agreement contains certain events of default, including, among others, non-payment of principal or interest, breach of the covenants, cross default and cross acceleration to certain other indebtedness, defaults on monetary judgment orders, certain ERISA events, certain bankruptcy and insolvency events, actual or asserted invalidity of any guarantee or security document and change in control.

This summary of the Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1

Credit Agreement, dated as of December 8, 2016, by and among Medpace IntermediateCo, Inc., as borrower, Medpace Acquisition, Inc., as parent guarantor, each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPACE HOLDINGS, INC.

Date:	December 8, 2016	By:	/s/ Stephen P. Ewald
		Name:	Stephen P. Ewald
		Title:	General Counsel and Corporate Secretary